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                                  EXHIBIT 23-2



                         INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------

The Board of Directors and Stockholders
Mercantile Bancorporation Inc.


Plan Administrator
United Postal Savings
Savings Investment Plan:



We consent to incorporation by reference in the Registration Statement (No. 33-54864) on Form S-8 of United Postal Bancorp, Inc. of our report dated March 31, 1994, relating to the Statement of Net Assets Available for Plan Benefits of the United Postal Savings Savings Investment Plan as of December 31, 1993, and the related Statement of Changes in Net Assets Available for Plan Benefits for the year then ended, which report appears in the 1993 Annual Report on Form 10-K, as amended, of Mercantile Bancorporation Inc.



                                             s/KPMG PEAT MARWICK


St. Louis, Missouri
June 27, 1994






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